Exhibit 10.34

Execution Copy

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT, dated as of June 30, 2003 between Travel Transaction Processing Corporation, a Delaware corporation (“Holding”), and M. Greg O’Hara (the “Grantee”).

WHEREAS, the Grantee has provided and is expected to provide valuable services to Holding and its Subsidiaries, and the Board of Directors of the Corporation has determined that it is in the interest of Holding to grant options to the Grantee; and

WHEREAS, Holding desires to grant the Grantee a one-year option to purchase shares of its Class A Common Stock, par value $.01 per share (the “Common Stock”), and shares of its Series A Cumulative Compounding Preferred Stock, par value $.01 per share (the “Preferred Stock”).

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1.             Confirmation of Grant.

(a)           Confirmation of Grant.  Holding hereby evidences and confirms the grant to the Grantee, effective as of the date hereof (the “Grant Date”), of:

(i)            options to purchase from Holding 125,640 shares of Common Stock at the exercise price specified in Section 2(a) (the “Common Stock Options”); and

(ii)           options to purchase from Holding 459.902 shares of Preferred Stock at the exercise price specified in Section 2(b) (the “Preferred Stock Options” and, together with the Common Stock Options, the “Options”).

(b)           Character of Options.  The Options granted hereunder are not intended to be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.             Option Price.

(a)           Common Stock Options.  Subject to adjustment as provided in Section 8, the Common Stock Options shall have an exercise price per share of Common Stock equal to $0.31914894 (the “Common Stock Option Price”).

(b)           Preferred Stock Options.  Subject to adjustment as provided in Section 8, the Preferred Stock Options shall have an exercise price per share of Preferred Stock equal to $1,000 (the “Preferred Stock Option Price”) plus the amount of any accrued and unpaid dividends on the Preferred Stock from the date hereof to the Closing Date (as defined below).

3.             Exercisability.

(a)           Exercisability.  The Options shall be immediately exercisable on the Grant Date.

(b)           Contemporaneous Exercise.  Notwithstanding anything herein to the contrary, Grantee shall not exercise any Common Stock Options unless Grantee contemporaneously exercises an equal percentage of Preferred Stock Options, nor shall Grantee exercise any Preferred Stock Options unless Grantee contemporaneously exercises an equal percentage of Common Stock Options.

(c)           Normal Expiration Date.  Unless the Options earlier terminate in accordance with Section 5, the Options shall terminate on the first anniversary of the Grant Date (the “Normal Expiration Date”).

4.             Method of Exercise and Payment.

All or part of the Options may be exercised by the Grantee upon (a) the Grantee’s written notice to Holding of exercise, (b) the Grantee’s payment in full of the Common Stock Option Price and the Preferred Stock Option Price, as applicable, in cash or cash equivalents, and (c) the Grantee’s execution of a management stock subscription agreement which shall be in substantially the form of the management stock subscription agreement, dated as of the date hereof, between Holding and Grantee.  As soon as practicable after receipt of a written exercise notice, Holding shall set a date for the closing of the exercise of the Options (the “Closing Date”).  Such Closing Date shall be no fewer than 10 days and no more than 30 days following the receipt of the written exercise notice.  On the Closing Date, Grantee will deliver payment in full of the exercise price of any exercisable Options, and Holding shall deliver to the Grantee a certificate or certificates representing the shares of Common Stock and Preferred Stock acquired upon the exercise thereof, registered in the name of the Grantee, provided that, if Holding, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 4 must bear a legend restricting the transfer of such Common Stock or Preferred Stock, such certificates shall bear the appropriate legend.

5.             Termination of Employment.

If the Grantee’s employment with Holding or any Subsidiary terminates for any reason, then all Options held by the Grantee shall terminate and be canceled immediately upon such termination of employment.

6.             Tax Withholding.

Whenever shares of Common Stock or Preferred Stock are to be issued pursuant to the exercise of an Option or any cash payment is to be made hereunder, Holding or its Subsidiary shall have the power to withhold, or require the Grantee to remit to Holding or such Subsidiary, an amount sufficient to satisfy any applicable federal, state, and local withholding tax requirements relating to such transaction or transactions, and Holding or such Subsidiary may defer payment of cash or issuance of Common Stock or Preferred Stock until such requirements are satisfied.

7.             Nontransferability of Awards.

Unless Holding’s Board of Directors (the “Board”) shall permit (on such terms and conditions as it shall establish) Options to be transferred, no Options may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

8.             Adjustment in Capitalization.

The aggregate number of shares of Common Stock or Preferred Stock subject to outstanding Option grants and the respective prices applicable to outstanding Options, shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Board, any dividend payable in stock, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or Preferred Stock, or any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares affecting the Common Stock or Preferred Stock, or any other similar event affecting the Common Stock or Preferred Stock.  All determinations and calculations required under this Section 8 shall be made in the sole discretion of the Board.

9.             Requirements of Law.

The issuance of shares of Common Stock or Preferred Stock pursuant to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  Such issuance may be delayed, if necessary, to comply with applicable laws, including the U.S. federal securities laws and any applicable state or foreign securities laws, and no shares of Common Stock or Preferred Stock shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law.

10.           No Guarantee of Employment.

Nothing in this Agreement shall interfere with or limit in any way the right of Holding or its Subsidiary to terminate the Grantee’s employment at any time, or confer upon the Grantee any right to continue in the employ of Holding or its Subsidiary.

11.           No Rights as Stockholder.

Except as otherwise required by law, the Grantee shall not have any rights as a stockholder with respect to any shares of Common Stock or Preferred Stock covered by the Options granted hereby until such time as the shares of Common Stock or Preferred Stock issuable upon exercise of such Options have been so issued.

12.           Interpretation; Construction.

Any determination or interpretation by the Board under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby.

13.           Amendments.

This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Grantee and Holding.

14.           Miscellaneous.

(a)           Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such mail delivery, to Holding, or the Employee, as the case may be, at the following addresses or to such other address as Holding or the Employee, as the case may be, shall specify by notice to the others:

(i)            if to Holding, to it at:

300 Galleria Parkway, N.W.
Atlanta, Georgia 30339
Attn:  General Counsel

(ii)                                  if to the Employee, to the Employee at the address as reflected in Holding’s books and records.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.  Copies of any notice or other communication given under this Agreement shall also be given to:

Citigroup Venture Capital Equity
Partners, L.P.
399 Park Avenue, 14th Floor
New York, New York  10022
Fax:  (212) 888-2940
Attention:  Joseph Silvestri

Ontario Teachers’ Pension Plan Board
5650 Yonge Street
Toronto, Ontario M2M 4H5
Fax:  (416) 730-5082
Attention:  Shael Dolman

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, Pennsylvania  19103
Fax:  (215) 994-2222
Attention:  Geraldine A. Sinatra

Debevoise & Plimpton
919 Third Avenue
New York, New York  10022
Fax:  (212) 909-6836
Attention:  Margaret A. Davenport

Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Chicago, Illinois 6061
Attention:  Thomas P. Desmond

(b)           Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c)           Waiver.  Either party hereto may by written notice to the other (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement and (iii) waive or modify performance of any of the obligations of the other under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(d)           Entire Agreement. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, documents, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.

(e)           Applicable Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE CORPORATE LAW OF THE STATE OF DELAWARE SPECIFICALLY AND MANDATORILY APPLIES.

(f)            Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Holding and the Grantee have duly executed this Agreement as of the date first above written.

TRAVEL TRANSACTION PROCESSING CORPORATION

By:	/s/ Douglas L. Abramson
Print Name: Douglas L. Abramson
Title: Senior Vice President - Human Resources,
General Counsel and Secretary

GRANTEE

/s/ M. Gregory O’Hara
M. Gregory O’Hara